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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors and Shareholders
TALX Corporation:


We consent to the incorporation by reference in registration statements No. 333-14619, No. 333-18389, No. 333-18393, No. 333-47569, No. 333-83369, No.
333-83367, No. 333-65370, and No. 333-65368 on Forms S-8 of TALX Corporation of our report dated April 24, 2002, except as to Note 2, which is as of December 20, 2002, with respect to the consolidated balance sheets of TALX Corporation and subsidiaries as of March 31, 2001 and 2002 and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2002, which report appears in the March 31, 2002 annual report on Form 10-K/A of TALX Corporation. Our report refers to a change in accounting for revenue recognition effective April 1, 2000, and to the restatement of the consolidated balance sheets as of March 31, 2001 and 2002, the related consolidated statements of earnings for each of the years in the three year period ended March 31, 2002, and the related consolidated statements of shareholders' equity and comprehensive income, and cash flows for each of the years in the two year period ended March 31, 2002.




/s/ KPMG LLP


St. Louis, Missouri
December 20, 2002